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                                                                    Exhibit 8.2


                                [DGS Letterhead]









                                 ________, 2001



CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO  80111

Ladies and Gentlemen:

         Our opinion has been requested regarding certain federal income tax consequences of the merger (the "Merger") of ARIS Corporation ("ARIS"), a Washington corporation, with and into CIBER, Inc. ("CIBER"), a Delaware corporation, pursuant to that Amended and Restated Agreement and Plan of Merger, effective as of June 14, 2001 (the "Agreement"), by and among CIBER, ARIS and Arsenal Acquisition Corporation. Unless otherwise indicated, capitalized terms used in this letter shall have the meaning given them in the Agreement.

         For purposes of our opinion, we have examined and relied upon copies of the following documents, including all schedules and exhibits attached thereto:

                  (a)      the Agreement;

                  (b) the Registration Statement on Form S-4 containing the Joint Proxy Statement/Prospectus prepared by CIBER and ARIS in connection with the Merger and filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"); and

                  (c) certificates to Counsel from officers of CIBER and ARIS provided in connection with the Merger (the "Certificates").

         We have not independently verified the factual matters relating to the Merger in connection with or apart from our preparation of this opinion and, accordingly, our opinion does not take into account any matters not set forth in this letter which might have been disclosed by independent verification.


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CIBER, Inc.
________, 2001
Page 2




         Provided that the Merger is consummated in accordance with the terms and conditions set forth in the Agreement, and based on the facts and representations set forth in the Certificates, and subject to the qualifications and other matters set forth in this letter, it is our opinion that for federal income tax purposes, the Merger will qualify as a reorganization as described in
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         Our opinion is limited to the foregoing federal income tax consequence of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, which is the only matter as to which our opinion has been requested. We do not address any other federal income tax consequences of the Merger, or any transactions undertaken incident to the Merger. Additionally, we have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the law of the United States.

         Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time of the Merger, as set forth or referred to in the Certificates. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion also is based upon the existing provisions of United States federal income tax law, including the Code, the Treasury Department Regulations promulgated thereunder (final, temporary and proposed), published revenue rulings and procedures of the Internal Revenue Service, judicial decisions and such other matters as we have considered relevant, all as in effect on the date hereof. Any of such authorities could be changed at any time (possibly retroactively), and any such changes could alter the statements and opinions expressed herein. In rendering this opinion, we undertake no responsibility to advise of any new developments in the application or interpretation of the U.S. federal income tax laws.

         This letter is intended for the sole benefit of CIBER and may not be relied upon by any other party without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                                   Sincerely,



                                                   DAVIS, GRAHAM & STUBBS LLP